Exhibit 99.1
RELEASE:  IMMEDIATE

GETTY REALTY CORP. ANNOUNCES

PRELIMINARY FINANCIAL RESULTS FOR THE QUARTER

AND SIX MONTHS  ENDED JUNE 30, 2008

JERICHO, NY, July 29, 2008 --- Getty Realty Corp. (NYSE-GTY) today reported its preliminary financial results for the quarter and six months ended June 30, 2008.

Net earnings increased by $0.6 million to $10.6 million for the quarter ended June 30, 2008, as compared to $10.0 million for the quarter ended June 30, 2007. Net earnings increased by $1.5 million to $22.0 million for the six months ended June 30, 2008, as compared to $20.5 million for the six months ended June 30, 2007. Earnings from continuing operations increased by $0.9 million to $9.4 million for the quarter ended June 30, 2008, as compared to $8.5 million for the quarter ended June 30, 2007. Net earnings from continuing operations increased by $1.5 million to $20.3 million for the six months ended June 30, 2008, as compared to $18.8 million for the six months ended June 30, 2007. Net earnings from continuing operations for the quarter and six months ended June 30, 2008 and 2007 exclude the operating results and gains from the disposition of four properties sold in 2008 and eleven properties sold in 2007, which results applicable to the quarters and six months ended June 30, 2008 and 2007 have been reclassified and are included in earnings from discontinued operations. Earnings from discontinued operations, primarily comprised of gains on dispositions of real estate, were $1.2 million and $1.7 million for the quarter and six months ended June 30, 2008, respectively, as compared to $1.5 million and $1.7 million for the respective prior year periods.

The financial results for the quarter and six months ended June 30, 2008 and the quarter ended June 30, 2007 include the effect of the $84.6 million acquisition of convenience stores and gas station properties from FF-TSY Holding Company II LLC (successor to Trustreet Properties, Inc.) which was not substantially completed until the end of the first quarter of 2007. Accordingly, the financial results for the quarter ended March 31, 2007 do not include the results of the acquisition of properties from Trustreet and the financial results for the six months ended June 30, 2007 only partially include the results of such acquisition. Net earnings and earnings from continuing operations for the quarter and six months ended June 30, 2008 reflect the full effect of rental revenue attributable to the properties acquired in 2007, which was partially offset by additional depreciation and amortization and interest expenses related to the property acquisitions.

Funds from operations, or FFO, increased by $0.9 million to $12.2 million for the quarter ended June 30, 2008 and by $2.3 million to $25.9 million for the six months ended June 30, 2008, as compared to $11.3 million and $23.6 million for the respective prior year periods. Adjusted funds from operations, or AFFO, increased by $1.8 million to $11.7 million for the quarter ended June 30, 2008 and by $3.0 million to $24.7 million for the six months ended June 30, 2008, as compared to $9.9 million and $21.7 million for the respective prior year periods. Certain items, which are included in the changes in net earnings, are excluded from the changes in FFO and AFFO. The increases in FFO were primarily due to the changes in net earnings but exclude the increases in depreciation and amortization expense for the quarter and six months ended June 30, 2008, the decrease in gains on dispositions of real estate for the quarter ended June 30, 2008 and the increase in gains on dispositions of real estate for the six months ended June 30, 2008. The increases in AFFO for the quarter and six months ended June 30, 2008 also exclude the decreases in deferred rental revenue and the decreases in net amortization of above-market and below-market leases (which are included in net earnings and FFO but are excluded from AFFO). FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

Diluted earnings per share increased by $0.03 per share for the quarter ended June 30, 2008 and by $0.06 per share for the six months ended June 30, 2008 to $0.43 per share and $0.89 per share, respectively, as compared to $0.40 per share and $0.83 per share for the respective prior year periods. Diluted FFO per share increased by $0.03 per share for the quarter ended June 30, 2008 and by $0.09 per share for the six months ended June 30, 2008 to $0.49 per share and $1.04 per share, respectively, as compared to $0.46 per share and $0.95 per share for the respective prior year periods. Diluted AFFO per share increased by $0.07 per share for the quarter ended June 30, 2008 and by $0.12 per share for the six months ended June 30, 2008 to $0.47 per share and $1.00 per share, respectively, as compared to $0.40 per share and $0.88 per share for the respective prior year periods.

Revenues from rental properties decreased by $0.1 million for the quarter ended June 30, 2008 and increased by $2.5 million for the six months ended June 30, 2008 to $20.2 million and $40.6 million, respectively, as compared to $20.3 million and $38.1 million for the respective prior year periods. Rent received increased by $0.6 million for the quarter ended June 30, 2008 and by $3.0 million for the six months ended June 30, 2008, as compared to the respective prior year periods, primarily due to rental income from properties acquired at the end of the first quarter in 2007 and rent escalations. In addition to rent received, revenues from rental properties include deferred rental revenues accrued due to the recognition of rental income on a straight-line basis and net amortization of above-market and below-market leases. Straight-line rent decreased to $0.3 million for the quarter ended June 30, 2008 and to $0.8 million for the six months ended June 30, 2008, as compared to $0.7 million and $1.1 million for the respective prior year periods. Net amortization of above-market and below-market leases decreased to $0.2 million for the quarter ended June 30, 2008 and to $0.4 million for the six months ended June 30, 2008, as compared to $0.6 million for both the quarter and six months ended June 30, 2007.

Environmental expenses, net for the quarter ended June 30, 2008 decreased by $1.1 million to $2.0 million, as compared to $3.1 million recorded for the prior year quarter, and decreased by $1.2 million to $2.8 million for the six months ended June 30, 2008, as compared to $4.0 million recorded for the six months ended June 30, 2008. The decrease in environmental expenses was primarily due to lower change in estimated environmental costs net of estimated recoveries from state underground storage tank funds, which decreased by $0.7 million to $1.2 million for the quarter ended June 30, 2008, and by $1.1 million to $1.4 million for the six months ended June 30, 2008, as compared to the respective prior year periods. The decrease in environmental expenses was also due to lower environmental related litigation reserves which decreased by $0.4 million for the quarter ended June 30, 2008 and by $0.2 million for the six months ended June 30, 2008, as compared the respective prior year periods.

General and administrative expenses increased by $0.3 million to $2.1 million for the quarter ended June 30, 2008 and by $0.6 million to $3.8 million for the six months ended June 30, 2008, as compared to $1.8 million and $3.2 million recorded for the respective prior year periods. The increase in general and administrative expenses was primarily due to higher professional fees associated with the previously disclosed potential modification of the Company’s unitary master lease with its primary tenant, Getty Petroleum Marketing, Inc. and related matters.

Depreciation and amortization expense increased by $0.2 million to $2.9 million for the quarter ended June 30, 2008 and by $1.2 million to $5.7 million for the six months ended June 30, 2008, as compared to $2.7 million and $4.5 million for the respective prior year periods. The increase in deprecation and amortization expense was primarily due to the acquisition of properties at the end of the first quarter of 2007 and the acceleration of depreciation expense resulting from the reduction in the estimated useful lives of certain assets which may be removed from the unitary lease with Marketing, which increases were partially offset by the effect of dispositions of real estate and lease expirations.

The aggregate gain on dispositions of real estate, partially included in both other income and discontinued operations, were $1.4 million for each of the quarters ended June 30, 2008 and 2007 and reflected an increase of $0.5 million to $1.9 million for the six months ended June 30, 2008, as compared to $1.4 million for the respective prior year period.

Interest expense decreased by $0.5 million to $1.7 million for the quarter ended June 30, 2008, as compared to $2.2 million for the prior year period. The decrease in interest expense for the quarter ended June 30, 2008 was primarily due to a reduction in interest rates. Interest expense increased by $0.4 million to $3.6 million for the six months ended June 30, 2008, as compared to $3.2 million for the prior year period. The increase in interest expense for the six months ended June 30, 2008 was primarily due to increased borrowings used to finance the acquisition of properties at the end of the first quarter in 2007, partially offset by a reduction in interest rates.

In addition to reporting its preliminary financial results, the Company also reported that it continues to have discussions with Getty Petroleum Marketing, Inc. (“Marketing”), its primary tenant, in its attempt to negotiate a mutually beneficial modification of its unitary master lease with Marketing. Leo Liebowitz, the Company’s Chairman and Chief Executive Officer stated that, “We continue to believe that a deal benefiting both parties is possible.” Mr. Liebowitz reiterated that, “We can not predict if, or when, a modification of the unitary master lease on terms acceptable to the Company could be accomplished or what the terms of any such modification agreement may be, including the number of properties that may be removed from the lease.” He emphasized, “As we previously stated in our annual and quarterly reports, the Company’s financial results are materially dependent on the ability of Marketing to meet its obligations under its leases with the Company and any factor that adversely affects Marketing, or the Company’s relationship with Marketing, may have a material adverse effect on the Company’s business, financial condition, revenues, operating expenses, results of operations, liquidity, ability to pay dividends and stock price.” Mr. Liebowitz continued, “Even though Marketing is wholly-owned by a subsidiary of OAO Lukoil (“Lukoil”), and Lukoil previously provided credit enhancement to Marketing, Lukoil is not a guarantor of the unitary lease with Marketing and there can be no assurance that Lukoil is currently providing, or will provide in the future, any credit enhancement or additional capital to Marketing. Although Marketing has made all required monthly rental payments when due, there can be no assurance that Marketing will continue to pay its debts or meet its rental, environmental or other obligations under the unitary lease prior or subsequent to any potential modification to the lease.”

Getty Realty Corp.’s Second Quarter Earnings Conference Call is scheduled for tomorrow, Wednesday, July 30, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 719-325-4842 five to ten minutes before the scheduled start time and reference pass code 3431320. If you cannot participate in the live event, a replay will be available beginning at noon on July 30, 2008 though midnight on August 2, 2008. To access the replay, please dial 719-457-0820 and reference pass code 3431320.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,100 properties throughout the United States.

CERTAIN STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K MAY CONSTITUTE “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. INFORMATION CONCERNING FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS ABOUT THE DEVELOPMENTS WITH MARKETING AND THE UNITARY MASTER LEASE WITH MARKETING, THE COMPANY’S ATTEMPT TO NEGOTIATEA MUTUALLY BENEFICIAL MODIFICATION OF THE MASTER LEASE WITH MARKETING  AND THE STATEMENTS MADE BY MR. LIEBOWITZ RELATED TO MARKETING AND THE UNITARY LEASE WITH MARKETING. WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
Assets:	2008	2007

Real Estate:
Land	$221,501	$222,194
Buildings and improvements	254,274	252,060
	475,775	474,254
Less – accumulated depreciation and amortization	(126,807)	(122,465)
Real estate, net	348,968	351,789
Deferred rent receivable (net of allowance of $10,308 as of June 30, 2008 and $10,494 as of December 31, 2007)	25,715	24,915
Cash and cash equivalents	2,479	2,071
Recoveries from state underground storage tank funds, net	4,497	4,652
Mortgages and accounts receivable, net	1,363	1,473
Prepaid expenses and other assets	10,324	12,011
Total assets	$393,346	$396,911

Liabilities and Shareholders' Equity:

Debt	$131,250	$132,500
Environmental remediation costs	18,004	18,523
Dividends payable	11,545	11,534
Accounts payable and accrued expenses	21,078	22,176
Total liabilities	181,877	184,733
Commitments and contingencies	~~—~~	~~—~~
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 24,765,685 at June 30, 2008 and 24,765,065 at December 31, 2007	248	248
Paid-in capital	258,897	258,734
Dividends paid in excess of earnings	(45,588)	(44,505)
Accumulated other comprehensive loss	(2,088)	(2,299)
Total shareholders' equity	211,469	212,178
Total liabilities and shareholders' equity	$393,346	$396,911

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenues from rental properties	$20,249	$20,342	$40,578	$38,144

Operating expenses:
Rental property expenses	2,353	2,368	4,773	4,786
Environmental expenses, net	1,973	3,056	2,760	4,015
General and administrative expenses	2,111	1,780	3,752	3,233
Depreciation and amortization expense	2,942	2,701	5,747	4,538
Total expenses	9,379	9,905	17,032	16,572
Operating income	10,870	10,437	23,546	21,572

Other income, net	182	276	429	391
Interest expense	(1,657)	(2,224)	(3,646)	(3,188)
Net earnings from continuing operations	9,395	8,489	20,329	18,775

Discontinued operations:
Earnings from operating activities	24	363	48	514
Gains on dispositions of real estate	1,217	1,172	1,630	1,172
Earnings from discontinued operations	1,241	1,535	1,678	1,686
Net earnings	$10,636	$10,024	$22,007	$20,461

Basic earnings per common share:
Earnings from continuing operations	$.38	$.34	$.82	$.76
Earnings from discontinued operations	.05	.06	.07	.07
Net earnings	$.43	$.40	$.89	$.83

Diluted earnings per common share:
Earnings from continuing operations	$.38	$.34	$.82	$.76
Earnings from discontinued operations	.05	.06	.07	.07
Net earnings	$.43	$.40	$.89	$.83

Weighted average shares outstanding:
Basic	24,766	24,765	24,766	24,765
Stock options and restricted stock units	–	22	9	21
Diluted	24,766	24,787	24,775	24,786

Dividends declared per share	$.465	$.465	$.930	$.920

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net earnings	$10,636	$10,024	$22,007	$20,461

Depreciation and amortization of real estate assets	2,950	2,707	5,763	4,572
Gains on dispositions of real estate	(1,358)	(1,392)	(1,905)	(1,438)
Funds from operations	12,228	11,339	25,865	23,595
Deferred rental revenue (straight-line rent)	(361)	(869)	(800)	(1,351)
Net amortization of above-market and below-market leases	(201)	(554)	(402)	(554)
Adjusted funds from operations	$11,666	$9,916	$24,663	$21,690

Diluted per share amounts:
Earnings per share	$.43	$.40	$.89	$.83
Funds from operations per share	$.49	$.46	$1.04	$.95
Adjusted funds from operations per share	$.47	$.40	$1.00	$.88

Diluted weighted average shares outstanding	24,766	24,787	24,775	24,786

In addition to measurements defined by generally accepted accounting principles (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations) and extraordinary items. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly; may not be comparable.

Getty believes that FFO is helpful to investors in measuring its performance because FFO excludes various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO include the significant impact of deferred rental revenue (straight-line rental revenue) and the net amortization of above-market and below-market leases on its recognition of revenues from rental properties, as offset by the impact of collection related reserves. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line basis rather than when payment is due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. GAAP net earnings and FFO may also include an income tax provision or benefit recognized due to adjustments in amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001. As a result, Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less straight-line rental revenue, net amortization of above-market and below-market leases and income taxes. In Getty’s view, AFFO provides a more accurate depiction than FFO of the impact of scheduled rent increases under these leases, rental revenue from acquired in-place leases and Getty’s election to be taxed as a REIT beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact	Thomas J. Stirnweis
(516) 478-5403